Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-224462) on Form S-3 and (No. 333-216653) on Form S-8 of Presidio, Inc. of our reports dated August 29, 2019, relating to the consolidated financial statements, and the financial statement schedules and the effectiveness of internal control over financial reporting of Presidio, Inc., appearing in this Annual Report on Form 10-K of Presidio, Inc. for the year ended June 30, 2019.

RSM US LLP
McLean, VA

August 29, 2019